UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): November 9, 2006
Forest City Enterprises, Inc.
(Exact name of registrant as specified in its charter)

Ohio	1-4372	34-0863886

(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

Terminal Tower, 50 Public Square, Suite 1100, Cleveland, Ohio		44113

(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: 216-621-6060
Not Applicable
Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On November 9, 2006, Forest City Enterprises, Inc. (the “Company”) entered into an employment agreement (the “Employment Agreement”) with Bruce C. Ratner. Pursuant to this Employment Agreement, Mr. Ratner shall serve as an Executive Vice President of the Company and will continue to serve as the President and Chief Executive Officer of Forest City Ratner Companies. This Employment Agreement is effective for a period of one year from November 9, 2006 and shall continue for additional periods of one year until termination by mutual consent, death, or by either party giving 90 days written notice. Under this Employment Agreement, Mr. Ratner will receive a base salary of $450,000. In addition, Mr. Ratner is eligible to participate in the Company’s executive bonus plan and is eligible to receive equity-based awards in accordance with the terms established by the Company’s Compensation Committee on the same basis as other senior management executives. Pursuant to this Employment Agreement, Mr. Ratner agrees that during his employment with the Company and for a two year period following thereafter, he will not engage in any activity that competes with the business of the Company. If Mr. Ratner’s employment under this Employment Agreement is terminated by the Company without cause, the two year period shall be reduced to one year. Mr. Ratner also agrees that he will not directly or indirectly induce any of the Company’s employees, or any of its affiliates, to terminate their employment or other relationships with the Company and will not employ or offer employment to any person who was employed by the Company or its affiliates unless such person shall have ceased to be employed by the Company or its affiliates for a period of at least one year. Lastly, the Company acknowledges that Mr. Ratner owns and will continue to own a certain property which has not been transferred to the Company. This property may be managed, developed, expanded, operated and sold independently of the business of the Company. Should Mr. Ratner sell the property, he may purchase additional property, to effectuate a Section 1031 tax free exchange under the Internal Revenue Code (“IRC”), with the prior approval of the Audit Committee. Except for this property, and any potential purchase of property to effect a tax deferred transaction, Mr. Ratner will engage in all business activities of the type conducted by the Company only through and on behalf of the Company, as long as he is employed by the Company.
On November 9, 2006 the Company entered into first amendments (the “First Amendments”) to the employment agreements with each of Charles A. Ratner, President, Chief Executive Officer and Director, James A. Ratner, Executive Vice President and Director, and Ronald A. Ratner, Executive Vice President and Director (collectively, the “Employees”). Under the First Amendments, the Company acknowledges that the Employees own and will continue to own certain properties which have not been transferred to the Company. These properties may be managed, developed, expanded, operated and sold independently of the business of the Company. Should the Employees sell these properties, they may purchase additional properties, to effectuate a Section 1031 tax free exchange under the IRC, with the prior approval of the Audit Committee. Except for these properties, and any potential purchase of property to effect a tax deferred transaction, the Employees will engage in all business activities of the type conducted by the Company only through and on behalf of the Company, as long as he is employed by the Company.
The Employment Agreement and First Amendments are included as Exhibits 10.1, 10.2, 10.3 and 10.4. The foregoing discussion of the terms of the Employment Agreement and First Amendments is qualified in its entirety by reference to the full text of such exhibits.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits
Exhibit No. Description
10.1            Employment Agreement, effective November 9, 2006, by and among Bruce C. Ratner and Forest City Enterprises, Inc.
10.2            First Amendment to Employment Agreement, dated as of November 9, 2006, by and among Charles A. Ratner and Forest City Enterprises, Inc.
10.3            First Amendment to Employment Agreement, dated as of November 9, 2006, by and among James A. Ratner and Forest City Enterprises, Inc.
10.4            First Amendment to Employment Agreement, dated as of November 9, 2006, by and among Ronald A. Ratner and Forest City Enterprises, Inc.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Forest City Enterprises, Inc.
November 13, 2006	By:	/s/ THOMAS G. SMITH
		Name:	THOMAS G. SMITH
		Title:	Executive Vice President, Chief Financial Officer
and Secretary

Exhibit Index

Exhibit No.	Description
10.1	Employment Agreement, effective November 9, 2006, by and among Bruce C. Ratner and Forest City Enterprises, Inc.

10.2	First Amendment to Employment Agreement, dated as of November 9, 2006, by and among Charles A. Ratner and Forest City Enterprises, Inc.

10.3	First Amendment to Employment Agreement, dated as of November 9, 2006, by and among James A. Ratner and Forest City Enterprises, Inc.

10.4	First Amendment to Employment Agreement, dated as of November 9, 2006, by and among Ronald A. Ratner and Forest City Enterprises, Inc.